Exhibit (i)

SEWARD & KISSEL LLP

901 K Street, N.W.

Suite 800

Washington, DC 20001

Telephone: (202) 737-8833

Facsimile: (202) 737-5184

www.sewkis.com

January 28, 2022

AB Bond Fund, Inc.

1345 Avenue of the Americas

New York, New York 10105

Ladies and Gentlemen:

We have acted as counsel for AB Bond Fund, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite amount of shares of Class 1 Common Stock, Class 2 Common Stock, Class A Common Stock, Class C Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock, Class Z Common Stock and Advisor Class Common Stock of the Company’s AB Bond Inflation Strategy, Class 1 Common Stock, Class 2 Common Stock, Class A Common Stock, Class C Common Stock and Advisor Class Common Stock of the Company’s AB Municipal Bond Inflation Strategy and Class 1 Common Stock, Class 2 Common Stock, Class A Common Stock, Class C Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock, Class Z Common Stock and Advisor Class Common Stock of the Company’s AB All Market Real Return Portfolio (such Portfolio, together with AB Bond Inflation Strategy and AB Municipal Bond Inflation Strategy, the “Funds”), par value $.001 per share (each, a “Class,” and collectively, the “Shares”). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company’s Registration Statement on Form N-1A relating to the Funds to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on January 31, 2022, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of the Company and applicable amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

AB Bond Fund, Inc.

January 28, 2022

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the relevant Classes of the Funds authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Additionally, we do not express any opinion with respect to any laws, rules, regulations or orders concerning emergencies declared by any governmental authority or the effect thereof on the opinions expressed herein. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “General Information-Counsel” in the Part B thereof.

Very truly yours,

/s/ Seward & Kissel LLP